EXHIBIT 99.1

Release:          April 21, 2020

CP announces results of annual meeting of shareholders and director elections

Calgary – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announces that all resolutions placed in front of shareholders at its 2020 annual meeting (AGM) earlier today, including the election of all 11 nominees listed in the management proxy circular dated March 16, 2020 as directors of CP, have been passed.

All directors received at least 96.90 percent of votes cast, while the advisory vote on executive compensation (Say-on-Pay) received 96.26 percent approval. The detailed results of the vote by ballot on the election of directors are as follows:

	Votes For	% Votes For	Votes Withheld	% Votes Withheld
The Hon. John Baird	103,677,427	99.51%	510,023	0.49%
Isabelle Courville	103,804,900	99.63%	382,584	0.37%
Keith E. Creel	104,104,230	99.92%	83,254	0.08%
Jill Denham	103,944,901	99.77%	242,583	0.23%
Edward Hamberger	104,085,300	99.90%	102,185	0.10%
Rebecca MacDonald	102,087,238	97.98%	2,100,282	2.02%
Edward Monser	104,065,654	99.88%	121,866	0.12%
Matthew Paull	103,800,510	99.63%	386,975	0.37%
Jane Peverett	103,038,699	98.90%	1,148,821	1.10%
Andrea Robertson	104,068,845	99.89%	118,676	0.11%
Gordon Trafton	100,954,132	96.90%	3,233,388	3.10%

Final voting results on all matters voted on at the AGM will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Salem Woodrow
204-934-4255
Salem_Woodrow@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca